Consent of Independent Auditor
We consent to the to the incorporation by reference in the Registration Statement on Form S-8 of Motricity, Inc. for our audit of the consolidated financial statements of Silverback Media Plc., (the “Company” or “Silverback”) which comprise the consolidated statement of financial position as at December 31, 2009, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, appearing in this current report on Form 8-K/A on the basis that the full audit report, as attached, will be exhibited to the Form 8-K/A.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
December 2, 2011